EXHIBIT 99.1

INVESTOR CONTACT: Perot Systems Corporation John Lyon phone: (972) 577-6132 fax: (972) 577-6790 John.Lyon@ps.net	MEDIA CONTACT: Perot Systems Corporation Joe McNamara phone: (972) 577-6165 fax: (972) 577-4484 Joe.McNamara@ps.net

Perot Systems Corporation 2300 West Plano Parkway Plano, Texas 75075 972.577.0000 www.perotsystems.com	PEROT SYSTEMS INCREASES THIRD QUARTER 2004 FINANCIAL PROJECTIONS

Plano, TX – September 27, 2004 — Perot Systems Corporation (NYSE: PER) today announced that it is increasing its financial projections for the third quarter of 2004.

For the third quarter of 2004, Perot Systems now expects:

• Revenue to range from $448 million to $460 million

• Earnings per share (diluted) to range from $.21 to $.23

• Third quarter 2004 new contract signings to total approximately $700 million

Previously, Perot Systems expected third quarter 2004 revenue to range from $430 million to $445 million and earnings per share (diluted) to range from $.17 to $.18.

Included in Perot Systems’ third quarter results will be a reduction to income tax expense related to prior periods totaling $3.2 million. This will have a beneficial impact to third quarter earnings per share (diluted) of approximately $.03.

The increase to Perot Systems’ financial projections for the third quarter is due primarily to increased technology investment on the part of clients, which is favorably impacting commercial account and consulting revenue and profitability and the previously mentioned income tax benefit.

As previously disclosed, Perot Systems will recognize license fee income during the third quarter of 2004 of approximately $2 million. Perot Systems will not have similar license fee income for the fourth quarter of 2004.

Perot Systems Updates Financial Projections	Page 2

Third quarter 2004 results of operations will be announced on November 2, 2004.

Perot Systems will hold a conference call to discuss recent executive appointments and its revised forecast for the third quarter of 2004 today, September 27, 2004 at 01:00 p.m. EDT. Parties interested in participating may join the conference call via the Internet at www.perotsystems.com.

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 15,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Please refer to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

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